Filed Pursuant to 424(b)(3)
                                            Registration No. 333-43149

                PERMA-FIX ENVIRONMENTAL SERVICES, INC.

        Second Supplement to Prospectus dated January 31, 2000
        _______________________________________________________

     As originally provided in the Prospectus, the Company issued to JW Genesis Financial Corp. ("Genesis") (f/k/a JW Charles Financial
Services, Inc.) a warrant dated June 9, 1997 ("Genesis Warrant"), to purchase up to 200,000 shares of Common Stock, in connection with the RBB Series 4 Private Placement. The Genesis Warrant was partially assigned as follows: a warrant for the purchase of 70,000 shares of Common Stock was assigned to Paul T. Mannion ("Mannion"); a warrant for the purchase of 10,000 shares of Common Stock was assigned to Per Hvid ("Hvid"); a warrant for the purchase of 55,000 shares of Common Stock was assigned to Andrew Reckles ("Reckles"); a warrant for the purchase of 15,000 shares of Common Stock was assigned to Darren Bankston ("Bankston"); a warrant for the purchase of 3,750 shares of Common Stock was assigned to Marshall Leeds ("Leeds"); a warrant for the purchase of 1,500 shares of Common Stock was assigned to Joel Marks ("Marks"); a warrant for the purchase of 1,500 shares of Common Stock was assigned to Richard Dunton ("Dunton"); and, a warrant for the purchase of 500 shares of Common
Stock was assigned to Gregg Glaser ("Glaser"). Genesis was left with a warrant ("Genesis Remainder Warrant") for the purchase of 42,750 shares of Common Stock.

     As originally provided in the Prospectus, the Company issued to
Genesis a warrant dated June 30, 1998 ("Series 10 Genesis Warrant"), to purchase up to 150,000 shares of Common Stock, in connection with the
RBB Series 10 Private Placement.   The Series 10 Genesis Warrant was
partially assigned as follows: a warrant for the purchase of 37,500 shares of Common Stock was assigned to Mannion; a warrant for the purchase of 37,500 shares of Common Stock was assigned to Hvid; a warrant for the purchase of 29,500 shares of Common Stock was assigned to Reckles; a warrant for the purchase of 8,000 shares of Common Stock was assigned to Bankston; a warrant for the purchase of 2,813 shares of Common Stock was assigned to Leeds; a warrant for the purchase of 1,125 shares of Common Stock was assigned to Marks; a warrant for the purchase of 1,125 shares of Common Stock was assigned to Dunton; and, a warrant for the purchase of 375 shares of Common Stock was assigned to Glaser. Genesis was left with a warrant ("Genesis Series 10 Remainder Warrant") for the purchase of 32,062 shares of Common Stock.

     As originally provided in the Prospectus, the Company issued to Fontenoy Investments, formerly known as Dionysus Limited ("Fontenoy"), a warrant dated November 12, 1997, ("Dionysus Warrant"), to purchase up to 100,000 shares of Common Stock, in connection with the RBB Series
4 Private Placement. In July of 1998, Fontenoy exercised 51,800 of the warrants under the Dionysus Warrant, leaving Fontenoy with a warrant ("Dionysus Remainder Warrant") for the purchase of 48,200 shares of Common Stock. On November 10, 2000, the Dionysus Remainder Warrant was assigned in its entirety as follows: a warrant for the purchase of 24,100 shares of Common Stock was assigned to Reckles and a warrant for the purchase of 24,100 shares of Common Stock was assigned to Mannion. Also on November 10, 2000, the Dionysus Remainder Warrant was amended to reduce the exercise price thereof from $1.70 per share of Common Stock to $1.65 per share of Common Stock. Such warrant was not otherwise amended

     As originally provided in the Prospectus, the Company issued to Fontenoy a warrant dated June, 30, 1998, ("Fontenoy Warrant"), to purchase up to 350,000 shares of Common Stock, in connection with the
RBB Series 10 Private Placement.    On November 10, 2000, the Fontenoy
Warrant was assigned in its entirety as follows: a warrant for the purchase of 175,000 shares of Common Stock was assigned to Reckles and a warrant for the purchase of 175,000 shares of Common Stock was assigned to Mannion. Also on November 10, 2000, the Fontenoy Warrant was amended to reduce the exercise price thereof from $1.875 per share of Common Stock to $1.65 per share of Common Stock. Such warrant was not otherwise amended.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 50 of the Prospectus by (i) adding Hvid, Reckles, Bankston, Leeds, Marks, Dunton, and Glaser as Selling Shareholders, (ii) adjusting the offering and beneficial ownership information applicable to JW Genesis, to account for the partial assignment by Genesis of the Genesis Warrant and the partial assignment by Genesis of the Series 10 Genesis Warrant,
(iii) adjusting the offering and beneficial ownership information applicable to Fontenoy, to account for the assignment by Fontenoy of the Fontenoy Warrant and the Dionysus Remainder Warrant, (iv) adjusting the offering information applicable to Mannion to account for the assignment to Mannion of portions of the Genesis Warrant, the Series 10 Genesis Warrant, the Dionysus Remainder Warrant and the Fontenoy Warrant. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Shareholder listed below, the Selling Security Holders table set forth at page 50 of the Prospectus, as amended by the First Supplement to the Prospectus dated January 31, 2000, dated February 18, 2000, remains unchanged.

                                                       Common
                             Common                     Stock      Percentage of
                              Stock                  Beneficially  Common Stock
                           Beneficially   Common     Owned After   Owned After
                              Owned        Stock      Completion   Completion
                             Prior to      Being          of           of
Selling Shareholder          Offering     Offered      Offering     Offering
____________________        ____________   ________   ___________   _____________

JW Genesis Financial Corp.    74,812        74,812      50,000           *

Paul T. Mannion              469,100       356,600     112,500           *

Fontenoy Investments
f/k/a Dionysus Limited        51,800        51,800        -              -

Per Hvid                      47,500        47,500        -              -

Andrew Reckles               283,600       283,600        -              -

Darren Bankston               23,000        23,000        -              -

Marshall Leeds                 6,563         6,563        -              -

Joel Marks                     2,625         2,625        -              -

Richard Dunton                 2,625         2,625        -              -

Gregg Glaser                     875           875        -              -
______________________

* Less than 1.0%.

December 4, 2000.